Exhibit 10.16

AMENDED & RESTATED EMPLOYMENT AGREEMENT

AMENDED & RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), made and entered into in Danbury, CT, by and between Tasker Products Corp. (the “Company”), a Nevada corporation with its principal place of business at 39 Old Ridgebury Road, Suite 14, Danbury, CT, and Stathis Kouninis (the “Executive”), effective as of the 2nd day of April, 2007.

WHEREAS, the operations of the Company are a complex matter requiring direction and leadership in a variety of arenas, including financial, strategic planning, regulatory, community relations and others;

WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company therefore wishes to employ the Executive as its Chief Financial Officer and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.  Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment.

2. Term. Subject to earlier termination as hereafter provided, this Agreement shall have an original term of two (2) years commencing on the effective date hereof and shall be automatically extended thereafter for successive terms of one (1) year each, unless either party provides notice to the other at least thirty (30) days prior to the expiration of the original or any extension term that the Agreement is not to be extended. The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof.”

3. Title and Duties. Executive agrees during the term of this Agreement to devote substantially all of his working time, attention, skill and efforts during normal working hours to the performance of his duties, faithfully and to the best of his abilities and in accordance with the supervision and direction of the Chief Executive Officer of the Company (the “CEO”). The Executive shall serve as Chief Financial Officer (“CFO”) and shall have such other duties as the CEO, in his discretion, may assign to the Executive from time to time, such additional duties to be commensurate with those typically assigned to a CFO.

4. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company, pursuant to this Agreement or otherwise:

(a) Base Salary. During the term hereof, the Company shall pay the Executive a salary at the rate of One Hundred Eighty-Five Thousand Dollars ($185,000) per annum (“Base Salary”), payable in accordance with the payroll practices of the Company for its executives. Executive’s Base Salary may be subject to increase by the Board in its sole discretion, which Base Salary shall be reviewed on at least an annual basis. Effective as of the date of any such increase, the Base Salary as so increased shall be considered the new Base Salary for all purposes under this Agreement and may not thereafter be reduced.

(b) Bonus Compensation. Executive shall be eligible to be considered for a bonus annually during the term hereof. The amount of such bonus, if any, shall be determined by the CEO. In addition, Executive shall be entitled to a bonus (the “Transaction Bonus”) in the amount of $15,000 in the event the Company consummates a financing which yields gross proceeds to the Company of at least Three Million Dollars ($3,000,000.00) excluding any proceeds arising from the Company’s bridge financing. The Transaction Bonus shall be payable to Executive within fifteen (15) days following consummation of such financing provided Executive is an employee of the Company at the time of the first to occur of the issuance of a binding commitment for such financing or the consummation of such financing.

(c) Vacations. During the term hereof, the Executive shall be entitled to twenty two (22) days of vacation per calendar year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(d) Other Benefits. During the term hereof and subject to any contribution generally required of Executives of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for Executives of the Company generally. Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive. The Company also agrees to provide the Executive with short term and long term disability benefits. In the event that the Company terminates its group health insurance plan, the Company agrees to reimburse the Executive for the cost of obtaining comparable health insurance family coverage for Executive and his immediate family during the term of this Agreement.

(e)  Business Expenses. The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to such reasonable substantiation and documentation in accordance with the Company’s travel and expense policy.

(f) Company Automobile. The Company will provide the Executive with a Company automobile during the term hereof, and will reimburse the Executive for all reasonable automobile expenses.

5. Termination of Employment. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the term under the following circumstances:

(a) Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate (i) the Base Salary earned but not paid through the date of termination, (ii) any vacation time earned but not used through the date of termination, (iii) any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days of termination and that such expenses are reimbursable in accordance with Sections 4(e) and 4(f) above, and (iv) any earned but unpaid bonus owed to the Executive (all of the foregoing, “Final Compensation”) plus a lump sum amount equal to his Base Salary at the rate in effect on the date of termination of employment for a period of six (6) months, which lump sum amount shall be payable by the Company to the Executive on or before the seventh day following his termination of employment. Except for Executive’s rights as a stockholder of the Company or under any Company stock warrants or stock options (whether such warrants or options are vested or unvested), the Company shall have no further obligation to the Executive hereunder.

(b) Disability. The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, with or without reasonable accommodation, for one hundred twenty (120) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall (i) pay to the Executive his Final Compensation, (ii) pay to the Executive a lump sum amount equal to his Base Salary at the rate in effect on the date of termination of employment for a period of six (6) months, which lump sum amount shall be payable by the Company to the Executive on or before the seventh day following his termination of employment, and (iii) pay any amounts payable and/or owing by the Company to the Executive for short and long term disability benefits; provided, however, that the amount of Base Salary payable during the six (6) month period following the Executive’s termination of employment will be reduced by the amount of any short and long term disability benefits payable and paid to the Executive for such six (6) month period. The provisions of this Section 5(b) shall not affect Executive’s rights as a stockholder of the Company or under any Company stock warrants or stock options (whether such warrants or options are vested or unvested).

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Chief Executive Officer of the Company in his reasonable judgment, shall constitute Cause for termination:

(i) The Executive’s conviction of a felony or conviction of any other crime involving dishonesty or moral turpitude (which specifically excludes all traffic violations);

(ii) The Executive’s theft, embezzlement, misappropriation of or intentional and malicious infliction of damage to the Company’s business or property;

(iii) The Executive’s gross dereliction of duties or gross negligence not cured by the Executive within twenty (20) days following written notice from the Company specifying in detail the nature of the breach; or

(iv) The Executive’s breach of any material provision of this Agreement not cured by the Executive within twenty (20) days following written notice from the Company specifying in detail the nature of the breach.

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than for Final Compensation, provided that this provisions of this Section 5(c) shall not affect Executive’s rights as a stockholder of the Company or under any Company stock warrants or stock options (whether such warrants or options are vested or unvested).

(d) By the Company Other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, in addition to Final Compensation and provided that no benefits greater than those set forth herein are payable to the Executive under a separate severance agreement or an executive severance plan as a result of such termination, then (i) the Company shall pay the Executive, on or before the seventh day following his termination of employment, a lump sum amount equal to his Base Salary at the rate in effect on the date of termination for a period of six (6) months, and (ii) for a period of six (6) months, the Company shall waive the premium payments for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and shall pay the full cost of the Executive’s group family health insurance coverage. Following the expiration of such six (6) month period, the Executive shall pay the full cost of such COBRA continuation coverage for the remainder of the period for which such COBRA continuation coverage remains available. The Company shall also accelerate the vesting and exercisability of all stock options and warrants previously granted by the Company to the Executive effective as of the date of the Executive’s termination of employment other than for Cause as to 100% of such stock options and warrants that would otherwise remain unvested as of such date. Any obligation of the Company to the Executive hereunder or as provided in Section 5(e) below (other than the obligation to pay Final Compensation) is conditioned, however, upon the Executive signing a mutually acceptable release of claims.

(e)  By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason, upon notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute Good Reason for termination by the Executive:

(i)  Failure of the Company to continue the Executive in the position of Chief Financial Officer;

(ii) Material diminution in the nature or scope of the Executive’s responsibilities, duties or authority, or a request by the Company, whether written, verbal or implied, to engage in unlawful behavior, including but not limited to violating SEC or NASDAQ rules or regulations;

(iii) Material failure of the Company to provide the Executive the compensation and benefits in accordance with the terms of Section 4, excluding an inadvertent failure which is cured within ten (10) business days following notice from the Executive specifying in detail the nature of such failure;

(iv) Relocation of the Company's principal financial office or the Executive or a majority of the employees comprising such office to a location more than 50 miles from the Company's principal financial office on the effective date of this Agreement; provided, however, that a relocation of the Company's principal financial office or the Executive or a majority of the employees comprising such office to a location within 50 miles of the Executive’s principal residence shall be deemed not to be an event of Good Reason hereunder; it being understood that, as of the date of this Agreement, for purposes of this clause (iv) the Company's principal financial office shall be in Dover, New Hampshire;

(v) a material diminution in the authority, duties or responsibilities of the person to whom the Executive is required to report;

(vi) any other action that constitutes a material breach of this Agreement; and

(vii) the delivery by the Company to the Executive of a notice of the Company’s intent not to extend the term of this Agreement pursuant to Section 2;

provided, however, that the Executive’s resignation as a result of any of the foregoing events shall not be deemed a Good Reason resignation unless (i) the Executive gives written notice of any such event to the President of the Company or the CEO (“Good Reason Notice”) and allows the Company at least thirty (30) days (or ten (10) business days of an event or condition described in Section 5(e)(iii)) thereafter to correct such condition, which condition is then not cured within such thirty (30) day period (or ten (10) business day period, as applicable) and (ii) the Executive resigns from the Company within sixty (60) days after the expiration of the cure period. In the event of termination in accordance with this Section 5(e), and provided that no benefits greater than those set forth in Section 5(d) above are payable to the Executive under a separate severance agreement or an executive severance plan as a result of such termination, then the Executive will be entitled to the same pay he would have been entitled to receive had the Executive been terminated by the Company other than for Cause in accordance with Section 5(d) above.

(f) By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder at any time upon thirty (30) days’ notice to the Company. In the event of termination of the Executive pursuant to this section 5(f), the Company shall have no further obligation to the Executive, other than for any Final Compensation due to him. The Company may elect to waive the period of notice, or any portion thereof. The provisions of this Section 5(f) shall not affect Executive’s rights as a stockholder of the Company or under any Company stock warrants or stock options (whether such warrants or options are vested or unvested).

(g) Post-Agreement Employment. In the event the Executive remains in the employ of the Company following termination of this Agreement, by the expiration of the term or otherwise, then such employment shall be at will.

6. Effect of Termination. The provisions of this Section 6 shall apply to termination due to the expiration of the term hereof, pursuant to Section 5 or otherwise.

(a) Payment by the Company of any Final Compensation and any Base Salary continuation and other benefits that may be due the Executive in each case under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive. The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5(d) or 5(e) hereof.

(b)  Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to make payments (other than Final Compensation) to or on behalf of the Executive under Section 5(d) or 5(e) hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 7, 8 and 9 hereof. The Executive recognizes that, except as expressly provided in Section 5(d) or 5(e), no compensation is earned after termination of employment.

7. Restrictive Covenants. During the term of this Agreement and for a period of twelve (12) months from the date on which the Executive’s employment with the Company terminates, the Executive covenants and agrees that he shall not do any of the following:

(a) contact, recruit, solicit or induce, or attempt to contact, recruit, solicit or induce, any employee, consultant, agent, director or officer of the Company to terminate his/her employment with, or otherwise cease any relationship with, the Company; or

(b) contact, solicit, divert, take away, or attempt to contact, solicit, divert or take away, any clients, customers or accounts, or prospective clients, customers or accounts, of the Company, or any of the Company’s business with such clients, customers or accounts which were contacted, solicited or served by the Executive, or were directly or indirectly under the Executive’s responsibility, while the Executive was employed by the Company, or the identity of which the Executive became aware during the term of employment except as agreed upon in writing signed by a duly authorized officer of the Company.

If any part of this Section 7 shall be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then the provisions of this Section are intended to and shall extend only for such period of time, in such area and with respect to such activities as shall be determined by such court to be reasonable and all provisions hereof shall be applied to the fullest extent permitted by law.

8. Non-Disclosure of Confidential Information.

(a) The Executive shall not during the term of this Agreement or at any time following termination of his employment hereunder intentionally or negligently use or disclose to any person, firm or corporation any confidential or proprietary information acquired by him during the course of his employment relating to the Company (or relating to any client of the Company) except in the course of performing his duties for the Company. Such confidential and proprietary information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, formulae, contractual information, pricing policies, the substance of agreements and arrangements with customers, suppliers and others, names of accounts, customer and supplier lists and any other documents embodying such confidential and proprietary information. Confidential Information does not include information that: (a) is now or in the future becomes generally available to the public other than as a result of the disclosure by a party subject to a confidentiality agreement or (b) becomes available to the Executive on a non confidential basis from a source other than the Company, provided that the source is not bound by a confidentiality agreement of which Executive has knowledge.

(b)  All information and documents relating to the Company shall be the exclusive property of the Company, and the Executive shall use his best efforts to prevent any publication or disclosure of such information and documents. Upon termination of the employment of the Executive with the Company, the Executive shall not take from and will promptly return to the Company all documents, records, customer lists, computer programs, equipment designs, technical information, reports, writings and other similar documents containing confidential or proprietary information of the Company, including copies thereof, then in the Executive's possession or control.

9. Proprietary Rights. Any and all inventions, processes, procedures, systems, discoveries, designs, configurations, technology, works of authorship, trade secrets and improvements (whether or not patentable and whether or not they are made, conceived or reduced to practice during working hours or using the Company's data or facilities) (collectively, the "Inventions") which the Executive makes, conceives, reduces to practice, or otherwise acquires during his employment by the Company (either solely or jointly with others), and which are related to the Company's present or planned business, services or products, shall be the sole property of the Company and shall at all times and for all purposes be regarded as acquired and held by the Executive in a fiduciary capacity for the sole benefit of the Company. All Inventions that consist of works of authorship capable of protection under copyright laws shall be prepared by the Executive as "works made for hire", with the understanding that the Company shall own all of the exclusive rights to such works of authorship under the United States copyright law and all international copyright conventions and foreign laws. The Executive hereby assigns to the Company, without further compensation, all such Inventions and any and all patents, copyrights, trademarks, trade names or applications therefor, in the United States and elsewhere, relating thereto. The Executive shall promptly disclose to the Company and to no other party all such Inventions and shall assist the Company for its own benefit in obtaining and enforcing patents and copyright registrations on such Inventions in all countries. Upon request, the Executive shall execute all applications, assignments, instruments and papers and perform all acts (such as the giving of testimony in interference proceedings and infringement suits or other litigation) necessary or desired by the Company to enable the Company and its successors, assigns and nominees to secure and enjoy the full benefits and advantages of such Inventions.

10. Right to Injunction. The Company and the Executive each acknowledge that the services to be performed by the Executive hereunder are unique and that the Company required the Executive to enter into this Agreement as a condition to his employment by the Company. The Executive specifically acknowledges and agrees that the restrictions imposed by Sections 7 and 8 are reasonable as to duration, geographic area and scope and are necessary for the protection of the interests of the Company. Any breach or threatened breach of any provision of this Agreement by the Executive shall entitle the Company, in addition to any other remedies available to it at law or in equity, to bring an action in any court of competent jurisdiction to enjoin any such breach or threatened breach and to obtain an order temporarily or permanently enjoining any such breach or threatened breach, without posting bond, and the Company shall be entitled to recover from the Executive the Company’s reasonable attorneys’ fees and costs in obtaining such relief.

11. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

12. Assignment. This Agreement shall not be assignable by the Executive or the Company without the written consent of the other party; provided, however, that the Company may assign this Agreement to any person, partnership or corporation which acquires all or substantially all of the assets of the Company.

13. Waiver, Amendment and Alteration. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any prior or subsequent breach thereof. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

14. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

15. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of President, or to such other address as either party may specify by notice to the other actually received.

16. Entire Agreement and Binding Effect. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supercedes all prior communications, agreements and understandings, written or oral, including, without limitation, that certain Employment Agreement effective as of February 13, 2006 by and between the Company and the Executive, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives.

17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

18. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope of content of any provision of this Agreement.

19. Severability.  The provisions of this Agreement are severable. If any term or provision hereof (or the application thereof) is held invalid or unenforceable for any reason, the remaining provisions shall not be affected but rather shall remain in full force and effect and shall be enforced to the fullest extent permitted by law.

20. Change in Control. The Company shall accelerate the vesting and exercisability of all stock options and warrants previously granted by the Company to the Executive effective immediately prior to the consummation of a Change in Control as to 100% of such stock options and warrants that would otherwise remain unvested as of such date. As used herein, “Change in Control” means the occurrence of any of the following events: (a) the Company is a party to, or the stockholders approve, a merger, consolidation or reorganization with another entity (other than a merger, consolidation or reorganization that results in the shareholders of the Company immediately prior to the transaction holding more than 50% of the voting power of the surviving entity in the transaction immediately after consummation of the transaction); (b) a sale of all, or substantially all, of the assets of the Company; (c) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of shares of common stock of the Company representing 35% or more of the voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company; or (d) the Company is dissolved or liquidated; provided however, that a change in control under clause (a), (b), (c), or (d) shall not be deemed to be a Change in Control as a result of an acquisition of securities of the Company by an employee benefit plan maintained by the Company for its employees.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, on May 10, 2007.

THE EXECUTIVE:	TASKER PRODUCTS CORP.:

/s/ Stathis Kouninis	By:	/s/ Lanny Dacus
Stathis Kouninis		Lanny Dacus
President and Chief Executive Officer